Exhibit 10.1

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (“Agreement”) effective as of May 1, 2004 (“Effective Date”), made and entered into by and among Applica Incorporated, a Florida corporation (together with its permitted successors and assigns pursuant to this Agreement referred to as “Applica”), Applica Consumer Products, Inc., a Florida corporation (together with its permitted successors and assigns pursuant to this Agreement referred to as the “Subsidiary”), and Harry D. Schulman (the “Executive”). Applica and the Subsidiary (collectively, the “Companies”) and the Executive are sometimes each individually referred to in this Agreement as a “Party” and are sometimes collectively referred to herein as the “Parties.” The Companies shall be jointly and severally liable for all obligations of Applica and the Subsidiary under this Agreement; provided, however, that it is the understanding of the Parties that any obligations with respect to payroll matters are the responsibility of the Subsidiary. In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt of which is mutually acknowledged, Applica, the Subsidiary and the Executive agree as follows:

     1. Employment/Term. Subject to the termination provisions of this Agreement, the Companies hereby employ Executive, and Executive agrees to serve as the President and Chief Executive Officer of the Companies from the Effective Date and ending on the third anniversary of the Effective Date (the “Term”) provided, however, that commencing on the third anniversary of the Effective Date and on each anniversary thereof (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless either Party provides the other Party 180 days prior written notice before the applicable Extension Date that the Term shall not be extended.

     2. Position, Duties and Responsibilities.

     (a) During the Term, the Executive shall serve as the President and Chief Executive Officer of the Companies, with overall responsibility for the day-to-day and strategic management of the affairs and operations of the Companies (subject to his duty to report to the Board as described below), and with such other duties and responsibilities incident to his position as may be determined from time to time by the Board of Directors of the Companies, which shall be consistent with the duties and responsibilities customarily performed by persons holding such position. Except as otherwise required by applicable law and good corporate governance practices adopted by the Board, all functions and employees of the Companies shall report directly or indirectly through subordinates to Executive, and Executive shall report to the Board. Executive shall serve as a member of each of the Companies’ Boards of Directors and may be appointed and serve as Chairman of each of the Companies’ Boards of Directors, and as an officer and/or director of any Affiliates without additional compensation. The Executive shall devote all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of the Companies and any

Affiliates. The Executive acknowledges that his business time is not limited to a fixed number of hours per week.

     (b) The Executive shall not be precluded from serving on corporate, civic or charitable boards or committees (subject to the prior approval of the Board, which approval shall not be unreasonably withheld) or managing his personal investments and affairs, provided that such activities do not individually or in the aggregate, materially interfere with the proper performance of his duties and responsibilities to the Companies or any Affiliates.

     3. Base Salary. The Executive shall be paid a base salary at an annual rate (the “Base Salary”) of not less than $700,000.00. Such Base Salary shall be payable in accordance with the Subsidiary’s customary payroll practices, but not less than monthly. During the Term, the Base Salary shall be reviewed periodically and may be increased from time to time as shall be determined by the Board based on Executive’s performance evaluation after consultation with Executive. After any such increase, the term Base Salary shall thereafter refer to the increased amount. Base Salary (including any increased amount of Base Salary) shall not be reduced at any time without the express written consent of Executive. Any increase in Base Salary shall not limit or reduce any other obligation of the Companies to Executive under this Agreement.

     4. Incentive Bonus. During the Term, the Executive shall be eligible for an annual performance-based bonus (the “Incentive Bonus”) which shall be determined by and paid based upon minimum, target and maximum performance goals to be set by the Compensation Committee in consultation with the Executive, which may in the sole discretion of the Compensation Committee, include corporate financial goals such as earnings per share and cash flow and individual goals such as accomplishing key strategic milestones which are critical to the Companies’ future and such other criteria as the Compensation Committee in consultation with the Executive, shall deem appropriate. Such performance goals shall be determined on or before March 31 of each calendar year during the Term. The target amount of the Incentive Bonus shall be equal to 100 percent of Executive’s Base Salary and the maximum amount of the Incentive Bonus shall be equal to 200 percent of Executive’s Base Salary. The Incentive Bonus shall be payable in cash in accordance with customary practices.

     5. Expense Reimbursement and Other Benefits.

     (a) During the term of Executive’s employment hereunder, the Subsidiary, upon the submission of proper substantiation, by the Executive, including copies of all relevant invoices, receipts or other evidence reasonably requested by the Subsidiary, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Companies or any Affiliates, including first class or business class air travel.

     (b) Executive shall participate in the Companies’ Group Health and Hospitalization Plan, Group Life Insurance Plan, Group Disability Insurance Plan and all other insurances, or insurance plans (collectively, the “Welfare Benefits”), and executive benefits and bonuses covering the Companies’ senior executive officers as are now or may in the future be in effect, subject to applicable eligibility requirements. Additionally, the Companies shall provide the Executive with life insurance in an amount equal to five times his Base Salary. During the Term, the Companies shall pay for (i) the Executive’s annual dues in a country club and (ii) tax preparation and financial planning for the Executive on an annual basis up to a maximum of $5,000. Notwithstanding anything to the contrary contained in this Agreement, the Executive shall be entitled to all benefits, including bonuses, paid or given by the Companies to executive officers of the Companies during the Term, and nothing contained in this Agreement shall in any way be deemed to limit the Executive’s receipt of or participation in such benefits, bonuses or benefit plans or to preclude the Companies from making additional payments, in the form of bonuses or otherwise, or conferring additional benefits upon the Executive. Additionally, if in the future either of the Companies adopts a supplemental executive retirement plan, a deferred compensation plan or similar arrangement, the Executive shall be entitled to participate in such plan or arrangement on the terms and conditions consistent with those applicable to senior executive officers as determined by the Compensation Committee.

     (c) Upon execution of this Agreement, Executive shall be granted an option under an option agreement in the form attached hereto as Exhibit A, to purchase 500,000 shares of Applica common stock, at a price of $4.16 per share, and subject to the terms and conditions of the Windmere-Durable Holdings, Inc. 1998 Stock Option Plan. During the Term of this Agreement, the Executive shall also be eligible to be granted options to acquire shares of Applica common stock under (and therefore subject to all terms and conditions of ) Applica stock option plans as then in effect, the applicable stock option agreement granted pursuant to such plans and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans. Such options will contain such restrictions as required by the Board or the applicable committee of the Board charged with administration of the stock option plan. The number of shares of common stock subject to the stock options shall be adjusted for any subsequent stock splits, stock dividends or similar recapitalizations of the Applica common stock which results in an increase or decrease of the number of shares of outstanding common stock of Applica in accordance with the terms of the stock option plan. The number of options and terms and conditions of options shall be determined in the sole discretion of the Board, or applicable committee thereof, and shall be based on several factors, including the performance of Applica on a consolidated basis.

     (d) During the Term, the Companies shall provide Executive with an automobile or a monthly automobile allowance, such automobile or allowance to be substantially equal in value to, or greater in value than, the automobile which is currently being provided to Executive.

     (e) During the Term, the Executive will be entitled to four weeks’ paid vacation for each year. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Companies’ policies. Vacation days and holidays during any fiscal year that are not used by the Executive during such Fiscal Year may not be carried over and used in any subsequent Fiscal Year.

     6. Restrictions.

     (a) During the Term and for a one year period after the termination of the Term for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with either of the Companies (for this purpose, any business that engages in the manufacture or distribution of products similar to those products manufactured or distributed by the Companies shall be deemed to be a Competitive Business; provided that such provision shall not apply to the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as such investment (i) represents no more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) does not give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) does not create a conflict of interest between Executive’s duties under this Agreement and his interest in such investment.

     (b) During the Term and for a one year period after the termination of the Term for any reason, the Executive shall not at any time divulge, communicate, use to the detriment of the Companies or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Companies. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Companies (which shall include, but not be limited to, information concerning the Companies’ financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Companies that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Companies with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Companies whether in tangible or intangible form(including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known to the public, about the Companies, their business, or their customers. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law. None of the foregoing obligations and restrictions apply to any Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of disclosure by the Executive.

     (c) During the Term and for a one year period after the termination of the Term for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, other than in connection with the performance of Executive’s duties under this Agreement, (a) employ or attempt to employ or enter into any contractual arrangement with any Executive or former Executive of the Companies, unless such Executive or former Executive has not been employed by the Companies for a period in excess of six months, (b) call on or solicit any of the actual or targeted prospective clients of the Companies on behalf of any person or entity in connection with any business competitive with the business of the Companies, and/or (c) make known the names and addresses of such clients or any information relating in any manner to the Companies’ trade or business relationships with such customers (unless the Executive can demonstrate that such information was or became generally available to the public other than as a result of a disclosure by the Executive).

     (d) All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Companies or its customers (collectively, the “Work Product”) shall belong exclusively to the Companies and shall, to the extent possible, be considered a work made by the Executive for hire for the Companies within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Executive expressly assigns to the Companies all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of Executive. Upon the request of the Companies, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. In the event that the Companies are unable, after reasonable effort, to secure Executive’s signature on any letters patents, copyright or other analogous protection relating to Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Companies and their duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Executive.

     (e) All books, records, and accounts relating in any manner to the customers of the Companies, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Companies and shall be returned immediately to the Companies on termination of the Executive’s employment hereunder or on the Companies’ request at any time.

     (f) For purposes of this Section 6, the term “Companies” also shall include any Affiliates.

     (g) Executive acknowledges and confirms that (a) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interests of the Companies, and (b) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Companies is such as would cause the Companies serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Companies in violation of the terms of this Section 6. The Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Companies’ successors and assigns.

     (h) In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

     (i) If the Executive shall be in violation of any provision of this Section 6, then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Companies seek injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

     (j) The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

     (k) Companies shall not have any obligation to pay any severance or other payments to Executive in the event Executive is in material breach of any covenant set forth in this Section 6 and Executive fails to cure such breach within ten (10) days following written notice, provided, however, that in the event Executive’s breach is a result of Executive’s intentional misconduct, then the Companies shall not be required to provide Executive an opportunity to cure such breach.

     7. Termination of Employment. Notwithstanding the provisions of Section 1 of this Agreement, the Executive’s employment shall be terminated upon the first occurrence of any event set forth below. Except as expressly provided in this Agreement, all rights and obligations of the Parties shall terminate as of the Termination Date. Any rights Executive may have (i) to indemnification under the articles, by-laws, policies or other agreements with the Companies (including any Affiliates) and (ii) under any policy of directors and officers liability insurance maintained by the Companies or any Affiliate that covers or has covered Executive shall survive the termination of this Agreement. Any amounts payable pursuant to this Section 7 shall be in addition to all benefits to which the Executive or his family may be entitled to under any benefit plans, programs or arrangements in which Executive was a participant during the

Term. Following Executive’s termination of employment for any reason (or no reason), Executive will have the benefit of any insurance coverage for any action or inaction Executive may have taken or failed to take on behalf of the Companies (or any Affiliates) during Executive’s employment as an officer, employee or director of the Companies (or any Affiliates). Notwithstanding the foregoing, no provision of this Agreement shall be interpreted as requiring Applica, the Subsidiary or any Affiliate to acquire or maintain directors and officers insurance coverage solely for the benefit of Executive. While he is an active employee, Executive shall be entitled to coverage to the same extent as current officers, employees and directors, are covered by insurance pursuant to the applicable insurance policy or policies as they may exist from time to time, and while a former employee Executive shall be entitled to coverage to the same extent as former officers, employees and directors are covered by insurance pursuant to the applicable insurance policy or policies as they may exist from time to time.

     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Term. The effective date of termination shall be the date of Executive’s death or Disability, as the case may be. In the event of termination due to the Executive’s death or Disability, the Companies shall pay to Executive (or to Executive’s estate in the event of his death) a cash lump sum payment, within thirty (30) days of the effective date of termination, equal to the sum of the following amounts (items 7(a)(i), (ii) and (iii) being referred to as the “Accrued Obligations”):

     (i) any Base Salary which has been accrued but not paid as of the effective date of termination; and

     (ii) any accrued and unpaid Incentive Bonus for the Fiscal Year prior to the effective date of termination which has been earned but not yet paid prior to the effective date of termination; and

     (iii) reimbursement for all business expenses incurred by the Executive prior to the effective date of the termination for which the Executive is entitled to reimbursement pursuant to Section 5(a) that had not previously been reimbursed; and

     (iv) an amount equal to the higher of: (x) 1.5 times the Severance Base, or (y) the sum of: (1) Executive’s Base Salary for the period remaining in the Term and (2) Executive’s target level Incentive Bonus for the Fiscal Year during which the termination occurs multiplied by the number of years (including fractions) remaining in the Term.

     (b) Termination for Cause or Termination by Executive Without Good Reason. This Agreement may be terminated by the Companies for Cause or by the Executive, upon at least thirty (30) days’ prior notice to the Companies, in the absence of Good Reason. The effective date of termination by the Executive in the absence of Good Reason shall be the date set forth in the Executive’s notice provided such date is at least thirty (30) days after the Companies’ receipt of such notice. The effective date of any termination of Executive’s employment for Cause shall be determined in accordance with the provisions of Section 22(e) of this Agreement. In the event Executive is terminated for Cause, or he terminates his employment without Good

Reason, the Companies shall pay to Executive a cash lump sum payment, within thirty (30) days of the effective date of termination, of an amount equal to the Accrued Obligations.

     (c) Other Termination of Employment by the Companies or by Executive in Connection with a Change of Control. In the event (i) there is a Change of Control during the Term and (ii) the Executive’s employment is terminated prior to the earlier of: (x) the expiration of the Term and (y) eighteen months of the date of such Change of Control (1) by the Companies other than for death, Disability or Cause, or (2) by the Executive for Good Reason, then in any such case, the Companies shall pay to Executive a cash lump sum payment equal to the sum of the following amounts payable within thirty (30) days of the effective date of termination:

     (i) an amount equal to the Accrued Obligations; and

     (ii) an amount equal to 2.5 times the Severance Base.

     (d) Other Termination of Employment by the Companies or by Executive Other Than in Connection With a Change of Control. In the event the Executive’s employment is terminated other than in connection with a Change of Control (x) by the Companies other than for death, Disability or Cause or (y) by the Executive for Good Reason, in either case, the Companies shall pay to Executive a cash lump sum payment equal to the sum of the following amounts payable within thirty (30) days of the effective date of termination:

     (i) an amount equal to the Accrued Obligations;

     (ii) an amount equal to the higher of: (a) 1.5 times the Severance Base, or (b) the sum of (2) Executive’s Base Salary for the period remaining in the Term and (2) Executive’s target level Incentive Bonus for the Fiscal Year during which the termination occurs multiplied by the number of years (including fractions) remaining in the Term.

     8. Certain Additional Payments by the Companies.

     (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Companies shall pay to Executive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 115% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 7(c), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a).

     (b) All determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Board (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Companies and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Companies. All fees and expenses of the Accounting Firm shall be borne solely by the Companies. Any Gross-Up Payment, as determined pursuant to this Section 8 shall be paid by the Companies to the Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Companies and the Executive, unless the Companies obtain an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Companies and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Companies should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Companies to or for the benefit of the Executive.

     (c) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

     (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

     (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. The Payment shall be reduced for reasonable compensation for personal services rendered by Executive after the change in control (if any) as determined by the Accounting Firm in accordance with Treasury Regulation Section l.280G-1; Q&A-9 and Q&A 42.

     (iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

     (iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

     (v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

     9. Section 162(m) Limits. Notwithstanding any other provision of this Agreement, if and to the extent that any remuneration payable by the Company to the Executive for any calendar year would exceed the maximum amount of such remuneration that the Company may deduct for that year by reason of Section 162(m) of the Code, payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion by the Board, be deferred so that it shall become payable at such time or times as the Board reasonably determines that it would first not be subject to loss of deduction by the Company under Section 162(m), with interest at the “short-term applicable federal rate” as such term is defined in Section 1274(d) of the Code.

     10. Cooperation. The Executive agrees to cooperate with the Companies, during the Term and for the six (6) years immediately thereafter, by being reasonably available to testify on behalf of the Companies or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Companies, or any Affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Board or its representatives or counsel, or representatives or counsel to the Companies, or any Affiliate, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with Executive’s business or personal affairs. The Companies agree to reimburse the Executive for all expenses incurred by the Executive in connection with his provision of testimony or assistance or other cooperation contemplated by this Section 10 and, to the extent occurring after the end of the Term, to pay him an hourly fee at a mutually agreed rate for his services under this Section 10.

     11. Assignability; Binding Nature. This Agreement is personal to the Executive, and, without the prior written consent of the Companies, shall not be assignable by the Executive other than his rights to payments earned hereunder which may be transferred by will or the laws of descent and distribution. No rights or obligations of the Companies under this Agreement may be assigned or transferred by the Companies without the written consent of the Executive; except to a successor to the Companies’ business which expressly assumes the Companies’ obligations in writing. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives and the Companies and their permitted successors and assigns.

     12. Representations.

     (a) The Companies represent and warrant that they are fully authorized and empowered by action of their respective Boards of Directors to enter into this Agreement, and the performance of the Companies’ obligations under this Agreement will not violate any agreement between either of them and any other person, firm or organization.

     (b) The Executive represents and warrants that he is duly authorized to enter into this Agreement. The Executive represents and warrants that he has not made, and will not make, except with the prior written approval of the Board, any contractual or other commitments that may be reasonably expected to conflict with or prevent his performance in any material respect of any portion of this Agreement or conflict with the full enjoyment in any material respect by the Companies of the rights herein granted. Without limiting the generality of the foregoing, the Executive represents that he is not subject to any noncompetition, confidentiality or similar agreement with any prior employer which would conflict with the performance of his duties as contemplated by this Agreement.

     13. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof. This Agreement supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, but not limited to the employment agreement between the Executive and Windmere Durable Holdings, Inc. dated August 2, 1999.

     14. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer or director of the Companies. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive (if sought to be enforced against the Executive) or an authorized officer or director of the Companies (if sought to be enforced against the Companies), as applicable.

     15. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     16. Survival. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

     17. Governing Law/Jurisdiction.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

     The Parties hereby (i) submit to the exclusive jurisdiction of the courts of the State of Florida and the U.S. federal courts (sitting in Miami, Florida, and the U.S. federal courts in the Southern District of Florida), (ii) consent that any such action or proceeding may be brought in any such venue, (iii) waive any objection that any such action or proceeding, if brought in any such venue, was brought in any inconvenient forum and agree not to claim the same, (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions and (v) consent to service of process at the address set forth in Section 19 hereof.

     EACH PARTY HEREBY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CLAIM, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     18. Withholding. All amounts required to be paid by the Companies shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements,. All amounts shall also be subject to reduction for such additional amounts as may be agreed to by Executive (i.e., payment of the employee portion of any insurance premiums).

     19. Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is also mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address and telecopier numbers set forth below (or to such other addresses and telecopier numbers as Party may designate by notice to the other Party):

If to the Companies:	Applica Consumer Products, Inc. 3633 Flamingo Road Miramar, Florida 33027 Attention: General Counsel Tel: 954-883-1000 Fax: 954-883-1714

With a copy to:	Boies, Schiller & Flexner LLP 10 North Pearl Street Albany, New York 12207 Attn: Kathleen Franklin Tel: 518-694-4240 Fax: 518-694-3653

If to the Executive:	Harry D. Schulman 12065 NW 9th Place Coral Springs, Florida 33071

With a copy to:	Roger C. Siske Sonnenschein Nath & Rosenthal LLP 8000 Sears Tower Chicago, IL 60606 Tel: 312-876-8018 Fax: 312-876-7934

Either Party may, from time to time, designate a new address by notice given in accordance with this Section.

     20. Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding. Within 45 days following the execution of this Agreement, the Company shall pay Executive’s reasonable legal fees and expenses incurred in connection with the negotiations of this Agreement, up to a maximum of $15,000.

     21. Interest on Late Payments. If the Companies do not pay any cash amount due to Executive under this Agreement within thirty (30) business days after such amount first became due and owing, interest shall accrue on such overdue amount from the date it became due and owing until the date of payment at a rate of interest charged from time to time by the Companies’ principal revolving credit lender, or in the absence of such a lender, at an annual rate equal to the “Prime Rate” published in The Wall Street Journal applicable from time to time during the period of such nonpayment; but in no event more than the highest legally permissible interest rate permitted for this Agreement by applicable law.

     22. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     24. Facsimiles. For purposes of this Agreement, any copy, facsimile telecommunication or other reliable reproduction of a writing, transmission or signature may be substituted or used in lieu of the original writing, transmission or signature for any and all purposes for which the original writing, transmission or signature could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, transmission or signature, as the case may be.

     25. Definitions.

     (a) “Accrued Obligations” shall mean the sum of the amounts identified in Sections 7(a)(i), (ii) and (iii) of this Agreement.

     (b) “Affiliate” shall mean, with respect to the Companies, any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with Applica or the Subsidiary, and/or any joint venture in which Applica or the Subsidiary owns 33 1/3% or more of the voting power and/or equity value.

     (c) “Average Incentive Bonus” shall mean the average of the Incentive Bonuses paid to the Executive for the three Fiscal Years immediately preceding the Fiscal Year in which the Termination Date occurs, provided, however, if the number of completed Fiscal Years beginning on the Effective Date is (x) at least one but less than three, the Average Incentive Bonus shall be the Incentive Bonus, if any, earned with respect to the Fiscal Year(s) of Executive’s employment and (y) less than one, the Average Incentive Bonus shall be the Incentive Bonus that Executive would have actually earned in the Fiscal Year in which the Termination Date occurs (if Executive had remained employed by the Companies and based upon achievement of the performance goals established for such Fiscal Year).

     (d) “Base Salary” shall mean the base salary that the Executive is entitled to be paid pursuant to Section 3 of this Agreement, calculated on an annualized basis.

     (e) “Board” shall mean the Board of Directors of the Applica Incorporated.

     (f) “Cause” shall mean:

     (1) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony, or other crime (including a misdemeanor) involving theft, fraud, dishonesty or moral turpitude; or

     (2) any willful violation by Executive of any Federal or State securities laws, including any certification required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002; or

     (3) any willful violation by Executive of material requirements under Federal workplace harassment or discrimination laws or internal Company workplace harassment, discrimination or other workplace written policy under which such action could be and could reasonably be expected to be grounds for immediate termination of an executive officer (other than mere failure to meet performance goals, objectives, or measures); or

     (4) Executive’s intentional failure (including a failure caused by gross negligence) to cause the Companies or any Affiliates to comply with applicable law and regulations material to the business of such company which results in substantial financial detriment to the Companies; or

     (5) the Executive commits any material breach of the Companies’ Code of Ethics or Conflict of Interest Policy; or

     (6) Executive’s willful failure to substantially carry out the duties of his position after a written demand for substantial performance approved by a resolution of the Board is delivered to the Executive by the Board;

     (7) Executive’s material failure to cooperate with any governmental investigation in the manner requested by the Board; or

     (8) Executive breaches any other material term of this Agreement;

provided, that for purposes of clauses (5), (6), (7) and (8), any act or omission that is curable shall not constitute Cause unless the Companies give Executive written notice of such act or omission that specifically refers to this Section and, within 10 days after such notice is received by Executive, Executive fails to cure such act or omission;

     (g) “Change of Control” shall mean that any of the events listed below has occurred.

     (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Applica (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of Applica entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 25(g), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Applica, provided, that such acquisition does not exceed 30% of the Outstanding Company Common Stock; (ii) any acquisition by Applica; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Applica or any Affiliate; or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 25(g)(3)(i), 25(g)(3)(ii) and 25(g)(3)(iii);

     (2) Any time at which individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Applica’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Applica or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Applica, or the acquisition of assets or stock of another equity by Applica or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Applica or all or substantially all of Applica’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Applica or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

     (4) Approval by the stockholders of Applica of a complete liquidation or dissolution of Applica.

     (h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (i) “Code of Ethics” shall mean the Business Ethics and Code of Conduct Policy adopted by the Board which is in effect at the applicable period of time.

     (j) “Compensation Committee” shall mean the Compensation Committee of the Board.

     (k) “Conflict of Interest Policy” shall mean the Conflict of Interest Policy adopted by the Board which is in effect at the applicable time.

     (l) “Disability” shall mean the Executive’s inability to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental impairment for a period of 90 days or more during any six month period, or Executive suffers from any physical or mental impairment that is expected to prevent Executive from performing his duties for a period exceeding four (4) months as determined by a physician selected by the Executive or the Executive’s legal representative, from a list of at least three (3) qualified, independent physicians selected by the Board.

     (m) “Fiscal Year” shall mean the fiscal year used in connection with the preparation of the consolidated financial statements of Applica.

     (n) “Good Reason” shall mean the occurrence of any of the following events, without the Executive’s express written consent, for any reason other than Cause or the Executive’s death or Disability:

     (1) Executive’s Base Salary or Incentive Bonus opportunity as described in Section 4 of this Agreement has been reduced or there is a material reduction of any type of other compensation or benefit required to be provided to the Executive pursuant to the provisions of this Agreement which reduction has not been cured by the Companies within 10 days following written notice delivered by the Executive to the Companies; provided, however, that any reduction in benefits that is applicable to all employees of the Subsidiary generally shall not constitute “Good Reason” for purposes of this Agreement; or

     (2) Executive no longer reports directly to the Board; or

     (3) Companies’ Boards of Directors fail to elect or appoint (or reelect or reappoint) Executive to the position of President and Chief Executive Officer of Applica and the Subsidiary; or

     (4) there is any other material diminution in Executive’s duties or responsibilities, which is not cured by the Companies within 10 days following written notice delivered by the Executive; or

     (5) there is any other material breach of this Employment Agreement by the Companies which is not cured by the Companies within 10 days following written notice delivered by the Executive; or

     (6) except for travel required to properly perform his duties under this Agreement, the Executive’s services are required to be performed primarily at a location other than the Applica’s corporate headquarters.

     (o) “Severance Base” shall mean the sum of (1) Base Salary, plus (2) the higher of (a) Target Incentive Bonus and (b) Average Incentive Bonus.

     (p) “Target Incentive Bonus” shall mean Executive’s target-level Incentive Bonus for the Fiscal Year during which the Termination Date occurs.

     (q) “Termination Date” shall mean the effective date of the termination of Executive’s employment determined pursuant to the provisions of Section 1 or 7 of this Agreement, as applicable.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

EXECUTIVE	APPLICA INCORPORATED
/s/ Harry D. Schulman	/s/ Lisa R. Carstarphen
Harry D. Schulman	By: Lisa Carstarphen
Its: Corporate Secretary

APPLICA CONSUMER PRODUCTS, INC.
/s/ Lisa R. Carstarphen
By: Lisa Carstarphen
Its: Corporate Secretary

Exhibit A

APPLICA INCORPORATED

NON-QUALIFIED STOCK OPTION AGREEMENT

     This Agreement is made effective as of October 12, 2004 (“Grant Date”) between Applica Incorporated, a Florida corporation (the “Company”) and Harry D. Schulman (the “Optionee”).

     1. Grant of Option. The Company hereby grants the Optionee an option (the “Option”) to purchase up to 500,000 shares of the Company’s Common Stock (the “Shares”) subject to adjustment as set forth in the Plan. The per share exercise price shall be $4.16 (“Exercise Price”). The Option shall be subject to the terms and conditions set forth in this Agreement. The Option is issued pursuant to the Company’s 1998 Stock Option Plan (the “Plan”), which is incorporated by this reference and made a part of this Agreement. The Option is Non-Qualified Stock Option. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions of this Agreement, the Plan and all applicable laws and regulations.

     2. Definitions. Any capitalized term which is not expressly defined in this Agreement shall have the meaning assigned to it by the Plan.

     3. Exercise Schedule.

     (a) Except as otherwise provided in Section 3(b) or 3(c) below, or in the Plan, the Option is exercisable in installments as provided below, which shall be cumulative. The portion of the Option which has become vested and exercisable pursuant to this Section 3 is referred to as the “Vested Portion,” and the portion of the Option which has not yet become vested and exercisable pursuant to this Section 3 is referred to as the “Non-Vested Portion.” The Vested Portion may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The following table indicates each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the percentage of Shares granted as indicated beside the applicable Vesting Date, provided that the Optionee has been continuously employed by the Company and its Subsidiaries through and on the applicable Vesting Date:

Percentage of Shares	Vesting Date
33 1/3%	October 12, 2005
33 1/3%	October 12, 2006
33 1/3%	October 12, 2007

     Except as specifically provided in Section 3(b) or 3(c) of this Agreement, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon Optionee’s termination of employment with the Company and its Subsidiaries, the Non-Vested Portion of the Option shall terminate and be null and void, and the Vested Portion shall remain exercisable for the period set forth in Section 4.

     (b) In the event of the Optionee’s termination of employment by the Company and its Subsidiaries (i) without Cause (other than a result of Optionee’s death or Disability); or (ii) by the Optionee for Good Reason, the Option shall become immediately exercisable and fully vested with respect to all Shares.

     (c) Upon a Change of Control Acceleration Event:

     (i) if the Exercise Price is more than 110% of the Fair Market Value of a Share as of the date of the Change of Control Acceleration Event, then the Non-Vested Portion of the Option shall be canceled without payment of any consideration; or

     (ii) if the Exercise Price is less than 110% of the Fair Market Value of a Share as of the date of the Change of Control Acceleration Event, then the Committee may elect, within ten (10) days of such Change of Control Acceleration Event, to pay Optionee a cash payment equal to the difference between the aggregate Fair Market Value of the Non-Vested Portion of the Option Shares and the aggregate Exercise Price of the Non-Vested Portion of the Option Shares. In the event the Committee fails to exercise its election to make such cash payment to Optionee, within such ten (10) day period, then the Option shall become immediately exercisable and fully vested with respect to all Shares.

     (d) For purposes of this Agreement, a “Change of Control Acceleration Event shall be deemed to have occurred in the event (i) there is a Change of Control, and (ii) Optionee’s employment is terminated within eighteen months of the date of such Change of Control (A) by the Company, and its Subsidiaries other than for death, Disability or Cause, or (B) by the Optionee for Good Reason . The terms “Cause,” “Disability,” “Good Reason” and “Change of Control” shall have the definition set forth in any employment agreement entered into between the Optionee and the Company or any of its Subsidiaries which is in effect as of or after the Grant Date (as the same may be amended in accordance with the terms thereof) or if no such agreement is in effect, each such term shall have the meaning set forth in the Plan.

     4. Termination of Option.

     (a) Subject to the Provisions of the Plan and this Agreement, the Optionee may exercise all or any part of the Vested Portion of the Option any time prior to the earliest of

     (i) three months after the date on which the Optionee’s employment with the Company and its Subsidiaries is terminated for any reason other than by reason of (A) Cause, (B) Disability, or (C) death;

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     (ii) immediately upon the termination of the Optionee’s employment with the Company and its Subsidiaries for Cause;

     (iii) twelve months after the date on which the Optionee’s employment with the Company and its Subsidiaries is terminated by reason of Disability;

     (iv) twelve months after the date of termination of the Optionee’s employment with the Company and its Subsidiaries by reason of the death of the Optionee (or three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in paragraph (iii) of this Section 4); or

     (v) the fifth anniversary of the Grant Date.

     5. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; or (c) subject to the consent of the Committee and the terms of the Plan, in shares of Common Stock which have been owned by the Optionee for at least six months.

     6. Method of Exercise.

     (a) The Vested Portion of the Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 0 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan and applicable laws. The written notice shall be accompanied by payment of the appropriate Exercise Price. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price payment and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount that is necessary to be withheld in accordance with applicable foreign, Federal or state withholding requirements.

     (b) Upon the Company’s determination that the Option has been validly exercised as to any Shares, the Company shall issue certificates in the Optionee’s name for such Shares. However, the Company shall not be liable to the Optionee for damages relating to any delays in issuing the certificates to him.

     (c) In the event of the Optionee’s death, the Vested Portion of the Option shall remain exercisable by the Optionee’s executor or administrator, or the person or persons to whom the Optionee’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be (any of the foregoing, a “Permitted Transferee”). Any heir or legatee of the Optionee shall take rights herein granted subject to the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Optionee.

     7. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee otherwise than to a Permitted Transferee, and any such purported assignment, alienation, pledge, attachment, sale, transfer or

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encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to a Permitted Transferee shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the Permitted Transferee or Transferees of the terms and conditions hereof.

     8. No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of Common Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

     9. No Right to Continued Employment. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

     10. Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Florida.

     11. Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee or the Board as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee or the Board upon any questions arising under the Plan and this Agreement.

     12. Notices. Any notice given to a party pursuant to this Agreement shall be in writing and shall be deemed to have been given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is also mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address and telecopier numbers set forth below (or to such other addresses and telecopier numbers as either party may designate by notice to the other party):

If to the Company:	Applica Incorporated 3633 Flamingo Road Miramar, Florida 33027 Attention: Secretary Tel: 954-883-1000 Fax: 954-883-1714

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If to the Optionee:	Harry D. Schulman 12065 NW 9th Place Coral Springs, Florida 33071

Either party may, from time to time, designate a new address by notice given in accordance with this Section.

     13. Securities Laws; Representations.

     (a) Upon the acquisition of any shares of Common Stock pursuant to the exercise of the Option, the Optionee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

     (b) Optionee represents and warrants that Optionee, either alone or with a representative advisor, has sufficient knowledge and experience in financial and business matters that Optionee is capable of evaluating the merits and risks of this Option grant and, in the event such Option is exercised, the ownership of such shares of Common Stock.

     14. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     15. Facsimiles. For purposes of this Agreement, any copy, facsimile telecommunication or other reliable reproduction of a writing, transmission or signature may be substituted or used in lieu of the original writing, transmission or signature for any and all purposes for which the original writing, transmission or signature could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, transmission or signature, as the case may be.

[End of Text]

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     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 12th day of October, 2004.

APPLICA INCORPORATED
By:
	Name:	Lisa Carstarphen
Its: Corporate Secretary

Harry D. Schulman

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